Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into as of December 8, 2010 but is effective as of January 1, 2011 (the “Effective Date”), between Omega Protein Corporation (the “Company”), and Robert W. Stockton, a resident of Houston, Texas (the “Consultant”).

WITNESSETH

WHEREAS, pursuant to the Separation Agreement and Release dated as of December 8, 2010, the Consultant will retire from all positions held with the Company and/or its Affiliates (as defined below) as of December 31, 2010;

WHEREAS, the Consultant has certain knowledge and expertise related to the Company’s business and operations; and

WHEREAS, the Company wishes to insure that, notwithstanding the termination of the Consultant’s employment, the Company will continue to have the benefit of the Consultant’s knowledge and experience concerning the Company’s business and operations.

NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant agree as follows:

1.	Consulting Services.

(a)	Effective as of the Effective Date, the Company hereby engages the Consultant, and the Consultant hereby agrees, to perform and provide Consulting Services (as defined below) to the Company and its affiliates as directed by the Company’s executive officers, on an independent contractor basis. As used in this Agreement, “Consulting Services” means services related to the Company’s business and operations and set forth on Annex I hereto. The Company may temporarily or permanently exclude any particular service from the scope of the Consulting Services upon written notice to the Consultant.

(b)	Effective as of the Effective Date, Consultant agrees to render the Consulting Services conscientiously and devote his best efforts and abilities thereto. Consultant further agrees to devote to the Company such portions of his business time and attention as may be necessary and appropriate to perform the Consulting Services; provided, however, the Consultant shall not be required to devote more than eight hours per week to the performance of the Consulting Services.

(c)	The Consulting Services shall be performed at such locations as the parties may mutually agree from time to time; provided, however, the parties acknowledge and agree that Consultant may be required to periodically travel to other locations as may be reasonably necessary in the performance of the Consulting Services.

2.	Term of Consulting Arrangement. The consulting period shall begin on the Effective Date and end on the second anniversary thereof (the “Consulting Period”), unless extended by the mutual written agreement of the Consultant and the Company, or unless earlier terminated pursuant to Section 4 hereof.

3.	Compensation. For all services rendered under this Agreement and the other covenants and agreements of the Consultant, during the Consulting Period, the Company shall (i) pay to the Consultant an aggregate amount of $8,333.33 on a monthly basis (the “Consulting Fee”) and (ii) reimburse the Consultant for all reasonable out-of-pocket expenses (including traveling expenses) incurred by the Consultant in rendering the Consulting Services as approved by the Company in accordance with the policies, practices and procedures of the Company (the “Reimbursement Amount,” together with the Consulting Fee, the “Payment Amount”). The Consultant shall furnish a reasonable detail including receipts of any expenses for which reimbursement is sought.

4.	Termination.

(a)	The Company’s obligations under this Agreement will terminate automatically upon the earliest to occur of (the “Date of Termination”): (i) the death or disability of the Consultant, (ii) the date on which the Consultant provides written notice to the Company of the Consultant’s intention to terminate this Agreement, (iii) the date on which the Company provides written notice to the Consultant of the Company’s intention to terminate this Agreement for Cause (as defined in the Amended and Restated Executive Employment Agreement dated December 31, 2007, between the Company and the Consultant), (iv) the failure of the Consultant, as determined by the Chief Executive Officer of the Company, to satisfactorily perform his duties hereunder, (v) the election of the Consultant to terminate certain provisions of the Severance and Release Agreement dated December 31, 2010 within eight calendar days after signing that agreement in accordance with section 14 of that agreement, or (vi) the expiration of the Consulting Period.

(b)	Upon termination of this Agreement pursuant to paragraphs 4(a) above, the Company will have no obligation to pay any amount to the Consultant other than amounts earned or accrued as of the Date of Termination.

5.	Independent Contractor Status.

(a)

Non-Employee Status; Independent Contractor. The Company and the Consultant hereby acknowledge that the Consultant is and will be an independent consultant to and is not an employee (or person of similar status) of the Company or any of its Affiliates (defined below) for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), and Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Consultant acknowledges that he will not be paid any “wages” (as defined in the Code) in respect of the services under this Agreement, and the Company will not withhold any amounts from the consideration paid hereunder for tax purposes. The

Consultant shall be solely responsible for all taxes (including penalties and interests thereon) imposed on him by reason of the payment of any compensation, benefits or other amounts payable in respect of the this Agreement or the services under this Agreement, if any, and shall indemnify the Company and its Affiliates for any losses or damages (including reasonable attorneys’ fees) incurred or suffered by the Company or its Affiliates as a result of the Consultant or the Consultant’s failure to pay any such taxes (including any penalties and interest thereon). As used in this Agreement, the term “Affiliate” means, with respect to any person or entity, any other person or entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the person or entity in question (as used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise).

(b)	Method of Performing Services. The Consultant shall be free to determine, in the Consultant’s sole discretion, the method, details, and means of performing the Consulting Services; provided, however, that such method, details, and means shall be in accordance with good and reputable business practices. The Consultant shall be free to set the Consultant’s own hours and appointments. The Company shall have no right to, and shall not, control the manner or determine the method of accomplishing such work. The Company may, however, require the Consultant to observe at all times the security and safety policies of the Company. In addition, the Company shall be entitled to exercise a broad general power of supervision and control over the results of work performed by the Consultant to ensure satisfactory performance. This power of supervision shall include the right to inspect, stop work, and make suggestions or recommendations as to the details of the work, and request modifications to the scope of the consulting services to be provided hereunder.

(c)	No Authority. The Consultant has no authority, either real, implied or apparent, to act for or bind obligate the Company to any contract or any other matter without the prior express written approval from an authorized representative of the Company. The Consultant will not represent to any third party that it has any real, implied or apparent authority to enter into any arrangement, contract or commitment on behalf of the Company. All federal, state or local tax liability that the Consultant incurs as a result of the remuneration provided pursuant to this Agreement, or otherwise, shall be and remain the sole responsibility of the Consultant.

(d)	Ineligible for Employee Benefits. The Consultant shall not be eligible for any benefit available only to employees of the Company or its Affiliates, including, but not limited to, medical, dental, vision and related health benefits, state disability insurance, unemployment insurance, vacation pay, sick pay, severance pay, bonus plans, pension plans, savings plans and the like.

6.	Confidential Information.

(a)	The Consultant acknowledges that in the course of his previous relationship with the Company, and in the course of his prospective relationship with the Company under this Agreement, he has had and will continue to have access to information relating to the confidential affairs of the Company and its Affiliates, including but not limited to technical information, intellectual property, business and marketing plans, strategies, customer information, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its Affiliates, and other forms of information considered by the Company and its Affiliates to be confidential and in the nature of trade secrets (the “Confidential Information”).

(b)	The Consultant agrees that (i) he will not, and will not allow his Affiliates to disclose to any third party or use any Confidential Information except as expressly permitted in this Agreement, and (ii) he will take all reasonable measures to maintain the confidentiality of all Confidential Information within his possession or control, which will in no event be less than the measures he uses to maintain the confidentiality of his own information of similar type and importance. This confidentiality covenant has no temporal, geographic or territorial restriction.

7.	Enforceability. If any court determines that any provision of this Agreement, or any part thereof, is unenforceable against any person, the parties agree that such court shall have the power to modify such provision to the extent necessary to make the Agreement enforceable and valid, and the parties agree to request the court to exercise such power, and, in its modified form, such provision shall then be enforceable and shall be enforced.

8.	Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, the Company may assign this Agreement without the Consultant’s prior consent to any Affiliate of the Company or to any Successor. As used in this Agreement, the term “Successor” shall include any person, corporation, partnership, company or other entity that, at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or businesses of the Company.

9.	Payment of Legal Expenses. In the event any litigation or other proceeding is initiated by either party to enforce the terms and provisions hereof, upon a final determination in any such litigation or proceeding, the non-prevailing party agrees to pay all reasonable expenses, including reasonable attorney’s fees and expenses of the prevailing party.

10.	Notices. All notices or other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, transmitted by telecopier or mailed by registered or certified first class mail, postage prepaid, return receipt requested to the parties hereto at the address set forth below (as the same may be changed from time to time by written notice similarly given).

If to the Company:

Omega Protein Corporation

2105 City West Boulevard, Suite 500

Houston, Texas 77042-2838

Attention: General Counsel

Facsimile No.: (713) 940-6122

If to the Consultant:

Robert W. Stockton

16 Champions Bend Circle

Houston, Texas 77069

11.	Amendment and Waiver. No term, provision or condition of this Agreement may be modified or amended unless such modification or amendment is agreed to in writing by the Company and the Consultant. A waiver by the Company or the Consultant of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

12.	Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed, construed and enforced in accordance with the laws of the State of Texas.

13.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

14.	Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of this Agreement.

[Signatures on Following Page.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

OMEGA PROTEIN CORPORATION

By:	/s/ John D. Held

Name:	John D. Held

Title:	Executive Vice President

/s/ ROBERT W. STOCKTON
ROBERT W. STOCKTON

Annex I

Provide assistance and advisory services and report to the Company’s Chief Financial Officer or such other officer as the Company shall determine.